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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
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On February 6, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

In a conference call with RiskMetrics Group (RMG) on March 18, 2009, the LCA-Vision Full Value Committee provided RMG same-store procedural volume data for LCA-Vision, Inc. (NASDAQ: LCAV) relative to TLC Vision Inc. (TLCV) and the laser vision correction industry generally. The relevant data is below:

	LCAV Same store Growth (decline) (1)	Industry Procedure Growth (decline) (2)	TLC Procedure Growth (decline) (3)
2007
Q1	(1%)	3%	1%
Q2	(8%)	3%	0%
Q3	(7%)	0%	1%
Q4	(15%)	(3%)	(5%)

2008
Q1	(33%)	(12%)	0%
Q2	(43%)	(24%)	(22%)
Q3	(55%)	(35%)	(33%)
Q4	(55%)	(40%)

(1)	Steve Willoughby, Cleveland Research

(2)	MarketScope estimate of total U.S. market (including U.S. patients going to Canada for treatment)

(3)	TLC Vision filings with the Securities and Exchange Commission

In addition, the LCA-Vision Full Value Committee pointed out to RMG certain issues related to LCAV’s recently filed Form 10-K for the year ended December 31, 2008 documenting the largest adjusted operating loss in LCAV’s history.  In its 2008 Form 10-K filing, LCAV made the following statements:

“In February, 2009 the (Compensation) Committee determined that, in view of current market conditions and uncertainties affecting our ability to forecast our operating results for 2009, it was unable to select objective measures for 2009 cash bonuses to our executive officers.  Accordingly, the Committee determined that 2009 cash bonuses for our executive officers would be entirely discretionary and the Committee would determine them after financial results for 2009 are available.”

“In 2009, we expect to continue to experience lower procedure volumes if current economic conditions, including weakness in consumer confidence and discretionary spending persist.  We expect this will result in continuing losses and negative cash flow.”

Now, they are telling us they expect to experience operating losses and negative cash flow in 2009 and that they’ll hand out whatever bonuses they think appropriate after the fact?  We believe that is an extremely convenient decision for a CEO embarking on an unproven strategy amidst turbulent market conditions: tell the Board your team cannot predict where the business is going, so that establishing “objective measures” such as performance targets is impossible.  While the company is proud to talk about their sophisticated budgeting process, it is unable to forecast operating results for 2009.  We believe the reality is both that management does not have a plan to return LCAV to profitability and management wants to be paid large cash bonuses to lose money.

As investors, we were operating under the apparently mistaken impression that bonuses are meant to be incentives – granted to executives for meeting goals and making money for stockholders. Whatever incentive value they may indeed carry is turned into a mockery if it is granted in hindsight.  If it’s a gift, not a bonus, we neither elected nor are we paying this Board to give our money away.   If elected by stockholders, the LCA-Vision Full Value Committee board of directors commits not to grant management bonuses at a time when the company is not cash flow positive.

With no performance metrics to hit, and an apparently weak and pliant Board, we question who will hold this management team accountable.  The company would like you to believe its poor performance is all because of a bad economy.   What they hope you will overlook is that every single full quarter Mr. Straus has been CEO since 2006, LCAV’s same store procedure volume has underperformed the laser vision correction industry.  The company has been in harvest mode for two years, and 2009 will not be any better.  The company has lost its #1 market share position to its largest publicly traded competitor, and continues to aggressively burn through its dwindling cash reserves.  Left unchecked, the cost to stockholders could be their entire investment.  Consumer confidence, discretionary spending, the current Board and Mr. Straus have already chewed away 95% of LCAV’s market capitalization.  The remaining portion could come all too easily and all too soon.